Final Transcript

Conference Call Transcript KIRK — Q4 2007 Kirkland’s, Inc. Earnings Conference Call Event Date/Time: Mar. 25. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

Tripp Sullivan

Corporate Communications, Inc. — IR

Robert Alderson

Kirkland’s, Inc. — CEO

Michael Madden

Kirkland’s, Inc. — SVP, CFO

CONFERENCE CALL PARTICIPANTS

OPERATOR

Erin

Piper Jaffray — Analyst

John Lawrence

Morgan Keegan — Analyst

Brad Leonard

BML Capital Management — Analyst

David Magee

Suntrust Robinson Humphrey — Analyst

Malcolm Clissold

Jrs Investments — Analyst

PRESENTATION

OPERATOR

Good day, everyone and welcome to Kirkland’s’s Incorporated conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, sir.

Tripp Sullivan - Corporate Communications, Inc. — IR

Good morning, and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the fourth quarter of fiscal 2007. On the call this morning are Robert Alderson, Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer. The results as well as notice of the accessability of this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K, filed on May 2, 2007. With that said, I will turn the call over to you, Robert.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks,Tripp. Good morning, everyone. Thank you for joining us. Almost eight weeks into the first quarter, I’m pleased to report that we’ve experienced a significant shift in trends from the fourth quarter that we reported today. Given this change, I would like to have Mike Madden, our CFO, walk you through the fourth quarter and our performance on the key financial initiatives. Mike?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Thanks, Robert. Good morning.

I’m going to start with a review of the fourth quarter income statement and balance sheet and then I will cover our progress on some of our current financial initiatives. For the fourth quarter ended February 2, 2008, we reported net income of $1.5 million or $0.08 per share, inclusive of several accounting charges that I will describe in a moment. Net sales for the quarter decreased to $138.3 million, for the 13-week period ended February 2, 2008, from $167.5 million for the 14-week period ended February 3, 2007. Due to a shift in the retail calendar, the fourth quarter of the prior year included an additional week of business, representing approximately $8 million in sales. Additionally, the prior year quarter included $3.6 million, representing the initial recording of breakage revenue related to gift cards and gift certificates.

Excluding these factors, total sales declined approximately 11%. Comparable store sales decreased 12.6% for the quarter, adjusting for this calendar change. Comp sales declined 11.4% in our mall stores, and declined 13.3% in our off-mall stores. Fewer transactions and a lower average ticket both contributed to the comp sales decline. Transactions were down 9%, driven mostly by traffic declines, but also reflecting lower conversion rates. The average ticket decreased 4%, reflecting a decrease in the average retail selling price, as well as a slight decline in items per transaction. The transaction and average ticket results were fairly consistent between our mall and off-mall stores.

From a merchandising standpoint, while we experienced negative comps in most of our key categories, our holiday seasonal assortment in particular performed poorly and had a significant negative impact on our results for the quarter.

In real estate, we opened nine stores during the quarter, and closed 28 stores. At end of the quarter, we operated 335 stores, 214 off-mall stores, and 121 mall stores, representing a 64% off-mall, 36% mall venue distribution. Total square footage under lease increased 4.5% over the prior year quarter, while total units declined by 4%. Gross profit margin for the fourth quarter decreased to 31% of sales, from 35.5% in the fourth quarter of last year. The components of reported gross profit margin were as follows.

Merchandise margin declined 300 basis points as a percentage of sales, as a result of higher levels of promotional activity, in response to a price sensitive environment, and continued clearance of unproductive merchandise from the assortment. Early markdowns in response to poor sell-throughs of our holiday merchandise were a primary contributor, accounting for more than half of the overall decline. Store occupancy costs increased 130 basis points, as a percentage of sales, primarily the result of deleverage due to the sales decline. Central distribution costs increased 30 basis points as a percentage of sales, as a result of deleverage due to the sales decline.

Freight costs decreased 10 basis points, as a percentage of sales, reflecting the continued shift to direct store delivery methods for products from our distribution center. We anticipate continued benefit from this shift into the early part of 2008. However, higher freight costs associated with rising diesel fuel prices will somewhat offset this benefit. Operating expenses for the quarter were $29.3 million, or 21.2% of sales, as compared to $37.2 million, or 22.7% of sales, for the prior year quarter. Store level operating expenses decreased 130 basis points as a percentage of sales for the quarter. This decrease was primarily the result of a change in estimate regarding breakage associated with discount certificates issued to our private label credit card customers. Reductions in advertising expenses also contributed to the improvement in the ratio. These factors were partly offset by deleverage and store level payroll and other store level overhead.

At the corporate level, our expense ratio decreased 20 basis points, as compared to the prior year. A decrease in payroll costs as a result of personnel reductions taken during 2007 was the primary reason for the favorable comparison. Our fourth quarter results also include a charge related to separation costs associated with the departure of our former president and chief operating officer. This charge totaled approximately $412,000 on a pre-tax basis. This charge was offset greatly by a reversal of previously recorded stock compensation, in the amount of $353,000, related to a forfeited restricted stock grant associated with this separation. We also incurred $101,000 in expenses related to the opening of a satellite office in Nashville, Tennessee. These costs are in large part complete. We do not anticipate any meaningful continuation of these one-time costs into 2008. The total cost of the move was approximately $1.3 million, which was below our original estimate of approximately $2 million.

During the quarter, we recorded a charge of $1.4 million, related to the impairment of 100% of the carrying value of goodwill previously carried on our balance sheet. Additionally, we recorded charges totaling $1.3 million, related to the impairment of fixed assets, associated with underperforming store locations. Depreciation and amortization increased approximately 100 basis points as a percentage of sales, reflecting the sales deleverage, 84 new store openings during fiscal ‘06, and ‘07, and an acceleration of depreciation on planned store closings. Net interest expense was higher than the prior quarter, reflecting higher average revolver borrowings this year, and lower interest rates on invested cash. We recorded income tax expense of $3.5 million, or 70% of pre-tax income, during the quarter, versus $8.4 million, or 42.6% of pre-tax income in the prior year quarter. Due to the size of the loss reported for fiscal ‘07, our tax benefit is limited to our ability to carry back losses for two years. Our carry-back benefit is approximately $2.9 million. This limitation combined with the valuation allowance currently established for the company’s deferred tax assets results in an effective rate that can swing considerably from quarter-to-quarter pursuant to GAAP guidelines and depending upon our internal forecasts of taxable income or loss. We filed an early tax return for 2007 and anticipate receipt of this $2.9 million refund during the first quarter of 2008.

Summing up the income statement, net income for the quarter was $1.5 million, or $0.08 per share as compared to net income of $11.4 million or $0.58 a share in the prior year. Looking at the balance sheet, inventories at February 2, 2008, were $41.2 million, or $123,000 per store, as compared to $44.8 million, or $128,000 per store, at February 3 of ‘07. This level of inventory was consistent with our plan and we are comfortable with the levels we carried into the first quarter of ‘08. We plan to end the first quarter with inventory levels in the range of $42 million to $43 million, or about 8% below the prior year on a per-store basis, due to tight inventory control and a better merchandise mix. As of the end of the fourth quarter, inventories were current with 96% of on hand inventory less than six months old. At the end of the fourth quarter, we had $5.8 million in cash and zero borrowings outstanding on our revolving credit line. Total availability under the line was approximately $25.1 million at the end of the year. Accounts payable levels declined versus the prior year as a result of the timing and amount of inventory flow.

For the quarter, capital expenditures were $2.9 million, the large majority of which related to new store construction. This amount reflects gross capital expenditures before landlord allowances. Capital expenditures totaled $14.7 million for the full year. Net of landlord allowances, our capital expenditures totaled approximately $4 million for the year. As we discussed last quarter, we are no longer providing quarterly or annual earnings and comp guidance at this time. However, we do want to provide an update on the financial initiatives we put into place in 2007 and described on our last call. Clearly, the financial initiatives for 2008 will remain centered on maximizing cash flow, and managing the liquidity of the business. We ended fiscal 2007 with a solid liquidity position despite the challenging fourth quarter results. We outlined several areas of emphasis on the last call.

First, we slowed the pace of new store openings and began to focus on the core store box. We completed the construction and opening of 35 stores during fiscal 2007 at a net construction cost of approximately $3.5 million. We carried over to 2008 pre-existing commitments to three new stores. Depending upon the progress of the business, and the available real estate opportunities, we have targeted an additional three to five deals that we believe will create a strong positive cash flow result. These represent relocations of existing productive properties that are at the end of their leases. This will be the extent of our store development for fiscal 2008, allowing our operators to concentrate more on maximizing the existing store base, rather than managing growth.

Second, we are aggressively pursuing closures of unproductive stores and have made progress during the fourth quarter and the early part of fiscal 2008. During the fourth quarter, we closed 28 stores and we have closed an additional 11 stores thus far in the first quarter of fiscal 2008. Of these 39 closings, 30 of them were producing unacceptable levels of cash flow or in many cases, negative cash flow. The remaining nine stores have been replaced already, or we are planning on replacing them during fiscal 2008. There are are an additional 108 stores through mid 2009 with expiring leases or other opportunities to exit locations at no cash cost to the company. We are evaluating each of these properties closely, with cash flow and profitability being the key determinants in our ultimate course of action. Many of these stores are profitable and retaining the cash flow provided by these locations is an important part of the decision-making process. As part of this effort, we are also managing the store geography such that we focus our personnel infrastructure strategically to provide the best level of support for our store teams at the most effective cost to the company.

Thirdly, we continue to place intense every day emphasis on inventory management. We plan to operate the business at an inventory level that supports the trends of the business, careful not to harm the ability to drive sales. We have been able to consistently maintain good liquidity due in part in our success in inventory management and keeping the levels in line with the business trends. Fourth, the expense reductions that we accomplished during the first quarter of 2007 are now fully in place. We began to see the impact of these reductions in our SG&A ratios in the fourth quarter. And in 2008, we anticipate a year-over-year reduction in corporate SG&A of approximately $3.5 million as a result of these reductions combined with other expense savings initiatives.

Fifth, we placed two under utilized assets up for sale. Our former corporate headquarters building and a corporate airplane. The sale of the airplane closed during the first quarter of 2008. The building is now vacant, as we have moved our personnel in Jackson to offices in our distribution center. We are reasonably hopeful that we will be able to sell the building in 2008. Based on the sale of the plane and the expected the selling price of the building, we believe that the sale of these assets will provide the company approximately $3.5 million in additional liquidity. Sixth, as we mentioned earlier, we had filed for a tax refund in the amount of $2.9 million, as a result of our ability to carry back losses from 2007 to the previous two tax years. We expect full receipt of this amount during the first quarter of 2008. This contrasts with the first quarter of 2007, when we made tax payments amounting to $2.5 million, and provided us with additional cash flows as we begin the fiscal year. The impact of these initiatives, combined with better-than-expected start to 2008 from a sales and margin standpoint, provide additional strength to the company’s liquidity. As a result, we expect that we will end the first quarter in an availability position that is very similar to what it was in the prior year first quarter. I will now turn it over to Robert for an update on our business.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks, Mike.

2007 was a very tough year for Kirkland’s. Our management team sought to differentiate our stores in a crowded, challenged sector, with a new merchandise direction, emphasizing the latest trends in home decor and style, color and materials, through a series of merchandise themes with the goal of becoming a value boutique, if you will. The value wasn’t there. And we asked too much of our loyal shoppers to require so much change in the decor of their home to accommodate our new merchandise. We had some wins, but not nearly enough. Our value conscious customer simply did not embrace the new direction because it sharply departed from both our traditional style and value prices. Therefore, financial performance suffered as we have described.

But 2007 is over and behind us. We learned a lot as we listened to our customers and vendors. 2008 is here and our message to our team and customers is new day, new way. And actually, the new way is a return in many respects to lessons learned from over 40 years of Kirkland’s retailing. The new way means focusing totally on priced-right items, not items bought because they support a merchandise theme or they fit a color pallet or style. It means a constant flow of new items to maintain customer interest and promote traffic. In the store, it means an end to category groupings and a return to our treasure hunt method of merchandise presentation. It means buying so that our stores present new promotions and events every two weeks, with dramatically improved margin spreads, as opposed to price promoting the sale of a series of merchandise mistakes. We are again testing extensively before we buy. Especially with higher ticket merchandise to reduce risk.

We’re striving for that constant flow of newness to make our stores different each time the customer visits. And part of that is reintroducing more store level discretion in placement and presentation. We only re-order items when our customers demand it by a proven sales rate. No more never out items that make our stores stale and static. It also means a renewed commitment to returning to those special item buys that we label as gifts but which provide a fun surprise element to the Kirkland’s shopping experience and which drive frequent store visits. Those items are already appearing in our stores and helping drive the store performance improvements we’re experiencing in 2008. We think much of the traffic decline over the past two years, has both an element of sector decline, and an absence of the fun part of shopping at Kirkland’s, because we so heavily emphasized home decor. The first wave of these items has come and gone home with our customers. More are arriving and on the way. It is making a difference.

We’ve talked about some of these changes before, and actually previewed some of them in our last call with you on November 30. So what is different? Well, these changes in focus and execution are no longer promises or ideas, but they’re now real, alive, and in place, and doing well in our stores. We promised and delivered on inventory and cash control, closing unproductive stores, arresting new store growth, deep expense cuts and sale of assets. Even in an increasingly difficult economic environment, we’ve delivered a comp sales increase in February, and improved on February performance month to date in March. Should these trends continue, we should expect to comp the first quarter while delivering margin improvement over last year. As you would expect, with better performance our liquidity position already solid with no short term or long term debt at year end is bolstered by an improved cash position.

As Mike mentioned, despite the macro economic situation, we’re confident about our liquidity position throughout 2008, especially with improved sales and margin performance available to support a greatly reduced cash need achieved by lower inventory levels and ever smaller store base, expense reductions and capital expenditures reductions. We’ve done a lot, but we will keep working on improving and streamlining our store base. We will control inventories. We’re good at that. What is really different is that we believe we have greatly improved traction and merchandising, as we have begun to deliver what our customers have come to expect from us and they’re responding. Importantly, our business is once again led by the wall categories, lamps, furniture and decorative accessories. All key categories for Kirkland’s and at the core of our business. We’re very aware of the difficult macro economic environment, and the demand issues in the home sector. We’re totally focused on internal improvement, since that is what we can control. We are encouraged by recent results, but we realize we have much work to do. But Mike and I are excited to see what our team has accomplished, and of course, our team is excited. We can’t wait to see you in our stores. Thanks, and we’re happy to take your questions.

QUESTION AND ANSWER

OPERATOR

Thank you, sir. We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS) And our first question is from the line of Neely Tamminga with Piper Jaffray. Please go ahead.

Erin - Piper Jaffray — Analyst

Great, thank you, good morning, gentlemen. It is actually Erin for Neely. Just a quick question for you. In terms of the quarter to date trends, and you have talked about traffic stabilizing, is it actually trending positive? I’m sorry if I missed that. Or is is actually less negative. And then also, with respect to current trends, could you speak to maybe on how they are differing mall versus off-mall and then geographically, and I have a quick housekeeping question. Thank you.

Robert Alderson - Kirkland’s, Inc. — CEO

Okay. Mall and then — mall versus non-mall was the second. And what was the third?

Erin - Piper Jaffray — Analyst

And then also geographically, so traffic trends and comp trends by geographic region, do you have any updates there? Thank you.

Robert Alderson - Kirkland’s, Inc. — CEO

Okay, Erin. Traffic is not yet positive. It is — it has improved nicely.

Erin - Piper Jaffray — Analyst

Okay.

Robert Alderson - Kirkland’s, Inc. — CEO

I told you that I said on the last call that I wouldn’t call a turn in the traffic until we were actually going back the other way, and had crossed over the line. But it is good enough, and I’m happy with what is going on there. On the mall versus non-mall, Mike, you want to take that?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Sure. As you probably noticed in the fourth quarter, our mall comp was just slightly better than the off-mall. And we’re seeing to date in the first quarter better, actually slightly better trends out of our mall stores than our off-mall stores, although both have improved. And we’re considering kind of what that means. I think part of what that means is we’ve closed a lot of stores in the mall group that weren’t as productive. So we’re left with a better grouping of stores in that mall venue. And I think that is benefiting that as well. And also, I think a lot of where we put the new stores, the off-malls are in high growth areas, in south Florida, and out west in Arizona, which are, I think feeling a little bit more pressure in terms of the housing issues we have going on in the industry. You want to add anything?

Erin - Piper Jaffray — Analyst

And then just geographically — that’s very helpful, thank you.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Geographically, I think we’re seeing similar to what we saw last year, we are outperforming in the sun belt area, Texas, in particular, and then on the negative side, we’re not seeing the comps in south Florida, the northeast, and the midwest that we are in some of the core areas of the business. The southeastern and Texas areas being the ones that are performing at a better level.

Erin - Piper Jaffray — Analyst

Great. Thank you. And just a quick housekeeping question for you, Mike, as well. What comp do you need to see to see some leverage on your buying and occupancy?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

I think it is not as much as it used to be, when we were fully a mall-based retailer, because those extras — extra leasing costs and those venues tend to increase relatively dramatically compared to the other, but I would say 2%, 3%, something like — something in that range.

Erin - Piper Jaffray — Analyst

Okay. Thank you very much. And best of luck.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Thank you.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks, we appreciate it.

OPERATOR

Thank you. Our next question is from the line of John Lawrence with Morgan Keegan. Please go ahead.

John Lawrence - Morgan Keegan — Analyst

Good morning, guys.

Robert Alderson - Kirkland’s, Inc. — CEO

Hey, John.

John Lawrence - Morgan Keegan — Analyst

Robert, would you just make — you gave a lot of information on the product mix, et cetera. Can you just give us an idea, as you move through the year, and you’ve talked about the merchandise changing a little bit, what should we expect in those major categories, the garden, and how is the mix changing along with the categories?

Robert Alderson - Kirkland’s, Inc. — CEO

I would say garden is a good call-out, because we actually don’t have a garden category going forward. We are really treating that category, even though keeping up with it, obviously, historically, we’re regarding it simply as an items only category. We’re still looking at garden items in the marketplace, but we’ve reallocated that open to buy to other key categories where items that would fall historically in the garden would fall naturally. And the reason we’ve done that is because the category has been unproductive, really, since 2004, and it was time to make a change and reallocate those open to buy resources.

I think that you will continue — our view as we go forward in the year is that we’ve had a lot of rehabilitative work that has gone on here since the fall of last year, preparing for 2008. And we expect to see continued good trends in the wall categories, and that’s in framed images, mirrors, and alternative wall decor. There is a good bit of movement and style going on in alternative wall decor, and we’ve been fortunate to stay in front of that and we will continue to do that. We’ve had good success in the beginning the mid year, midpoint of last year, beginning to rebuild our lamp category. I didn’t know if I would ever be able to sit here and say that lamps were an important part of our business based on a couple of three years ago trends, but it is performing very nicely. They have returned to our stores in a very focused way, both in price point, number of SKUs, style, and so it has become an important part of our business, and should be growing as we go through the year, but very carefully.

Decorative accessories is one of the categories at the heart of our business, and we have seen very good production and we believe we will see better margins as we go through the year, in that particular category. Furniture has been a — is one of those repaired categories that we expect to give us a little bit of lift in sales, improve our ticket, and should be, if we don’t promote in the way that we did last year, should be accretive to margin. I think the improvement that we’ve seen in the candle and floral category can continue. I think we have to be very focused to do that. We have been very, I think successful in the candle and lighting category, with some wall sconce programs and some other things that have worked very nicely for us. On the floral side, we have rebuilt that program to reflect much better pricing and quality, and we’re back in stock, in the stores, in candles and floral in a way that we haven’t been for a while. I think one of the keys on the wall has been our effort to remain better balanced in terms of both size of our small, medium and large, and also in price point. And to test a lot. And that’s one of the things that we’re doing.

We returned to a lot of trying to get back to mainstream images, as opposed to being as edgy as we were for a while, and so a lot of good improvements going on there. I think right now, the concern is rebuilding textiles, and we will have a major effort in that over the course of the year. Other than that, I think that about covers it, John.

John Lawrence - Morgan Keegan — Analyst

Yes, and just to follow, one step on that, with the two biggest categories, lamps and the wall decor, be the key focus on this inventory management where you’ve been long some inventory?

Robert Alderson - Kirkland’s, Inc. — CEO

That’s a little bit — I’m not sure I exactly understand your question.

John Lawrence - Morgan Keegan — Analyst

Well, just the tougher parts of the business to manage inventory-wise, to clear and get that, some of that merchandise out.

Robert Alderson - Kirkland’s, Inc. — CEO

Well, I think that’s been sort of a general problem.

John Lawrence - Morgan Keegan — Analyst

Across the board?

Robert Alderson - Kirkland’s, Inc. — CEO

Yes, John. I think textiles has been one issue that we have recognized and addressed. We’ve had too much on our floor. We’ve had too many throws. Too many choices for the customer in pillows and throws. And we have lost some of the — in doing that, we lost some of the diversification in the textile category that has been sort of key to having a more interesting store with more SKU choices for the customer. So, I think you will see that category change fairly dramatically.

As we go into the second half of the year, especially, I think our frame business will probably get a good bit of emphasis, as we try to improve that. But I think right now, I would just say textiles has been the biggest overall issue, and then we had some decorative excess that we cleared through. So, we’re in pretty good shape right now.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

And John, just to clarify, on the contribution of the categories, the two — if you look at kind of where we are, into the quarter, the two with the most volume are art and decorative accessories, which are, obviously — those are categories that really carry our business. So those are very important.

Robert Alderson - Kirkland’s, Inc. — CEO

When he says art, he really mean, the whole wall category, framed image, mirrors and alternative. And to some degree, John, clocks and large sconces, which are also major wall items today.

John Lawrence - Morgan Keegan — Analyst

Great. Thanks, guys.

Robert Alderson - Kirkland’s, Inc. — CEO

Thank you.

OPERATOR

Thank you. Our next question is from the line of Brad Leonard with BML Capital Management. Please go ahead.

Brad Leonard - BML Capital Management — Analyst

Hi, guys.

Robert Alderson - Kirkland’s, Inc. — CEO

Hey, Brad.

Brad Leonard - BML Capital Management — Analyst

How are you doing?

Robert Alderson - Kirkland’s, Inc. — CEO

Good. Thank you.

Brad Leonard - BML Capital Management — Analyst

Good. On the SG&A, can you just run that by me one more time for Q4? You said you got a benefit of 130 points due to some department labeled credit card?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Sure. We have — we issued discount certificates to our credit card customers when they meet certain targets and I think in general, you can — it is — if they spend $150, they get a $10 certificate. Well, not all of those come back for redemption. It is just similar to a gift card. The customer loses it, forgets about it, what have you. And we implemented some changes at the point of sale where we can track the lag time a lot better on those — on that redemption rate. And how many actually do come back. And we were able to kind of adjust that estimate to account for that. So, it was a favorable benefit because we were able to refine and really figure out what that breakage rate looks like. And that went in our favor, an the dollar amount was about — it is like $0.5 million. It was a big part of that store — the favorable store comparison we had on SG&A.

Brad Leonard - BML Capital Management — Analyst

So it was not 130 basis points then.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

No, it wasn’t all of that. I think we cited a couple of other things, too. We didn’t spend as much money in advertising. We focused really hard on cost controls throughout the chain, not just at the corporate office. So, there is some real cost reductions in there as well. But that was the biggest piece of that shift.

Brad Leonard - BML Capital Management — Analyst

Okay. And then for the $3.5 million in savings on the SG&A, is that what you’re targeting on an absolute level from the SG&A this year, was what one — 114 —

Michael Madden - Kirkland’s, Inc. — SVP, CFO

That is at the corporate level.

Brad Leonard - BML Capital Management — Analyst

Okay.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

So what we’re talking about there is last year, our corporate SG&A was roughly, call it $27 million. So that $3.5 is a reduction off of that number, not the total SG&A. That — most of our SG&A is at the store level. But what we’re speaking to there is the corporate side.

Brad Leonard - BML Capital Management — Analyst

Okay. And the store level SG&A, is that going to be, I guess we have a store count is down, but square footage is up, so how do we think about that on a go forward basis?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Well, not giving detailed guidance, but I think you can take your average store SG&A, and look at it that way, it is probably a fair way to look at it, with the thought in mind that we are not planning as much advertising and those sorts of activities in ‘08 as we did in ‘07.

Brad Leonard - BML Capital Management — Analyst

Okay. And then on the gross margin, we’re down a lot in Q4. Is there anything unusual in there?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

There is nothing unusual in there really. I think you’re really talking about the biggest impact is the merchandise margin, and we cited our seasonal category which frankly, in the prior year, we managed pretty well, even though the comp was down six or so last fourth quarter. We managed that category about as well as we could have under the circumstances, and so we came out of there with a pretty good margin. This year, we — just the assortment was probably not what we wanted, and it took some early markdowns to really make sure we were clean, coming out of Christmas, and that had a big impact on the margin. We think that was over half of the impact.

Brad Leonard - BML Capital Management — Analyst

Okay. And so then Robert, in your comments at the improving margins, in the Q1 here, to date, is that versus Q4 or versus Q1 last year? Or both?

Robert Alderson - Kirkland’s, Inc. — CEO

First, versus Q1 last year was the intent of what I said.

Brad Leonard - BML Capital Management — Analyst

Okay. And let’s see here, while I’ve got you on the line. What is the expected rent expense, what was it for ‘07? Was it about $60 million then?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Yes.

Brad Leonard - BML Capital Management — Analyst

And then for ‘08, what was your expected rent expense to be with the store closings and the shift in real estate?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Well, I think I can give you a couple of stats there, number one, we think the store count will be with the closing activity, we have planned, by the end of the year, that will be down around, let’s call it 30, 35 stores, so — and those closings will be more back end weighted. So from a store count perspective, you can take that data, and then from dollars per square foot, on our rent rate, we’re shifting more to off-mall, and those are, kind of $25 a foot, versus a mall rent of about 41. So I think it is — store count would be your biggest way to, or your best way to calculate that. But also take into account that we are are, kind of have more off-mall stores at lower rent rates.

Brad Leonard - BML Capital Management — Analyst

Okay. I can get my own estimate then. Okay. I little let somebody else hop on here. Thanks.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks Brad.

OPERATOR

Thank you. (OPERATOR INSTRUCTIONS) And our next question is from the line of David Magee with Suntrust Robinson Humphrey. Please go ahead.

David Magee - Suntrust Robinson Humphrey — Analyst

Hi, good morning.

Robert Alderson - Kirkland’s, Inc. — CEO

Good morning, Dave.

David Magee - Suntrust Robinson Humphrey — Analyst

A couple of questions, one is, related to the store closings ahead of us here this year, are they going to be primarily mall stores or non-mall stores, would you say?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

They’re going to be primarily mall store, David.

David Magee - Suntrust Robinson Humphrey — Analyst

Mall stores, okay. And then thinking about your store base contracting here, are you able to take down your distribution infrastructure costs to be commiserate with that reduction in the number of stores that you’re serving?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

I will take a first shot at that. Robert may have some comments too. I think that if you think about our distribution, it is roughly $8 million of overhead, and give or take, and just to, in a general vicinity, and we think about a third of those costs are variable, so some of it just by less volume pushing through the DC, will have some reductions there. And on the — we’re paying very close attention to the geography as we close these stores, and obviously, the freight costs going out vary across the chain, and that is part of our decision-making process in terms of which stores do we go ahead and close, and which one do we stay in. So yes, there is a — we can reduce our DC costs to a certain extent, but there is a big fixed component to those costs too that we will continue to have.

Robert Alderson - Kirkland’s, Inc. — CEO

David, I would say that when you run a, sort of a state of the art high-tech building and you maximize the flow and efficiency of it, it becomes very difficult to — you can’t just segment it off, unless you go into sort of another business, of distributive services or something, so I think we will look at every opportunity to improve the economic efficiency of that building, but we’re really not going over the course of the years, Mike described earlier, the closings are really weighted to the back end, and so we’re not going to be operating that many fewer stores than we presently have. And although we’re going to be operating on say somewhere between 5% to 8% less inventory all year, probably to the high side of that, that is not that much that it means that you can have wholesale changes in what you do. So actually, we hope the volume of the distribution center kind of revs up, because we hope we’re running at a little bit hotter sales rate through the course of the year, and that we flow more stuff through there, so we sell more. And that is a very well managed, very efficient element of our business, so I think we are squeezing all we can out of it. One thing I would also say is that we’re about to the end of being able to get transportation improvements by switching to direct shipments. That is something that we’ve just about accomplished what we can do there to improve that element of it.

David Magee - Suntrust Robinson Humphrey — Analyst

Okay. Thanks, Robert. And glad to hear business has picked up here.

Robert Alderson - Kirkland’s, Inc. — CEO

Well, thank you. We are, too.

OPERATOR

Thank you. Our next question is from the line of Malcolm Clissold with JRS Investments. Please go ahead.

Malcolm Clissold - Jrs Investments — Analyst

Yes, good morning. Hello?

Robert Alderson - Kirkland’s, Inc. — CEO

Yes, sir.

Malcolm Clissold - Jrs Investments — Analyst

Yes. Can you repeat how many stores you expect to close in ‘08?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

It is going to be around 40.

Malcolm Clissold - Jrs Investments — Analyst

Around 40.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

We’ve already closed 11 of those.

Malcolm Clissold - Jrs Investments — Analyst

Okay.

Robert Alderson - Kirkland’s, Inc. — CEO

And we may — last year, we closed roughly 35, 36 stores, and we also renewed short-term about 13. So we may see some opportunities to keep some of those open when — and so we, those are really guidelines. It not absolutely definitive that’s the number of stores, because we’re trying to look at every one of them, as Mike said earlier, and make the best economic decision that we can on that particular store.

Malcolm Clissold - Jrs Investments — Analyst

Now, did you give a capital expenditures projection for ‘08?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

We did not. But I would say that with the growth — we talked about growth being the three committed stores that are at least new store openings that we have planned, are the three that are committed, and then an additional three to five potentially, depending on business. With that level of opening schedule, I think you are just looking at that, plus kind of a maintenance CapEx type year, which for us, is $1million or $2 million, depending on how the year goes. So you’re looking at a pretty cut back year in terms of CapEx.

Malcolm Clissold - Jrs Investments — Analyst

In other words, $1 million to $2 million in maintenance and then maybe another $1 million in new store, something like that?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Yes, that is fair.

Malcolm Clissold - Jrs Investments — Analyst

Okay. Now, I noticed that you had about $6 million in cash and equivalents at the beginning of this year compared to $25 million last year. But you did refer to improving liquidity trends. It doesn’t look like it has improved year-to-year. Can you elaborate on why you said that?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Sure. Well, we outlined several initiatives that we have taken. We talked about the asset sales. We talked about the tax refund. We talked about the expense reductions. The cuts in CapEx that we just discussed. The closing of underperforming stores. All of those things position us for ‘08 in a much different way than we were seeing here this time last year, where we had committed to a bunch of new stores, had still operating stores that were not performing as well. We had committed to a lot of activity in terms of advertising and expense initiatives that we were committed to, and we actually had to pay taxes last year as well, which, there is a big swing in the cash requirement there. So I guess I’m not really speaking to this year’s cash balance versus last year’s. Clearly, that is a deterioration. I’m really speaking to where we are today and what we’re looking at in terms of fiscal ‘08.

Robert Alderson - Kirkland’s, Inc. — CEO

I think what he is really saying, what we tried to say is it is a very much lowered cash need for this year, versus last year. And that also is reflected in our lower inventory, running inventory levels which will be a very significant part of that. So what we’ve said is, we feel very good about our liquidity position as we go through the year.

Malcolm Clissold - Jrs Investments — Analyst

Well, your borrowing normally picks up during the year. Does that mean that you would not be borrowing as much on the line of credit this year?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Yes.

Malcolm Clissold - Jrs Investments — Analyst

Well, can you —

Michael Madden - Kirkland’s, Inc. — SVP, CFO

In particular, you know the trend — I’m sorry, say that again.

Malcolm Clissold - Jrs Investments — Analyst

How much less do you think you would be borrowing?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Well, I don’t want to guide to that, but I would say that if the trends continue, it is going to be markedly less, and we peaked out in the low $20 million range last year on our line, and still had availability because our availability picks up as the year goes on. We get more borrowing capacity as we head into the September, October, November, December time frames when we do have to borrow, because it is based on our inventory levels. So if things continue as they are, we will not hit that level, no.

Malcolm Clissold - Jrs Investments — Analyst

And in general, you have done well this year, in terms of selling assets and all of the initiatives that you have achieved. Can you give any indication at what point the operating results will be carrying the company?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Well, that is obviously a tough one to answer, given the volatility we experienced. I think that this year is a year that we view as, let’s retrench, let’s get a handle on what we’re doing, and improve our existing store base, and our merchandising efforts, and generate a good amount of cash. And then we build on that through comp sales growth, through margin improvement, and see where that gets us. I don’t want to commit to anything at this point.

Robert Alderson - Kirkland’s, Inc. — CEO

I think we said we’re not giving guidance, and that’s essentially what you’re asking for, so I appreciate your question —

Malcolm Clissold - Jrs Investments — Analyst

No, just a timing. Not an amount. I mean like, would you say that by mid to late this year, you would be at that point?

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Well, I think that with — if, again, we’ve got a trend here that is good, but it is not one that has been in place for a long period of time. We have done all of these things that you mentioned from cash flow and those initiatives that are going to enable us to have operating cash flow this year, so — maybe I will just leave it at that.

Robert Alderson - Kirkland’s, Inc. — CEO

Yes, ask us at the call at the end of the first quarter, and maybe we can give you an update on it.

Malcolm Clissold - Jrs Investments — Analyst

I will be sure to do that.

Robert Alderson - Kirkland’s, Inc. — CEO

As we go through the year, you will be able to see our progress, and you will be able to look out, maybe not with the same amount of information that we do, but you will get a better feel for it.

Malcolm Clissold - Jrs Investments — Analyst

Thank you very much.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks Malc.

OPERATOR

Thank you. At this time, there are no further questions. I will turn it back to Mr. Alderson for any closing remarks.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks everybody for being on the call. We appreciate your interest and we look forward to talking to you at the end of the first quarter. Thanks.

Michael Madden - Kirkland’s, Inc. — SVP, CFO

Thank you.

OPERATOR

Ladies and gentlemen, that does conclude the Kirkland’s Incorporated conference call. We would like to thank you for your participation and for using ACT Teleconferencing. You may now disconnect.

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